UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of Earliest Event Reported): November 14, 2008

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #300 Conshohocken, PA		19428
(Address of principal executive offices)		(Zip Code)

  Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2008, we entered into employment agreements with Arie Cohen, our Chief Executive Officer, Martin P. Galvan, our Chief Financial Officer, Manny S. Gerolamo, our Senior Vice President, Sales and Marketing, and John F. Imperato, our Senior Vice President, Business Operations.  In each case, the term of the agreement continues until terminated in accordance with the terms of the agreement.

Pursuant to the terms of the agreements, Mr. Cohen is entitled to a base salary of $450,000; Mr. Galvan, $300,000; Mr. Gerolamo, $250,000 and Mr. Imperato, $300,000.  Under all of the agreements, bonus payments will be discretionary and will be based upon the target bonus amount determined by our board of directors.

The agreements provide that in the event we terminate the executive without “cause” or the executive resigns for “good reason” (each as defined in the agreements), we will pay to the executive severance benefits that consist of the following: (i) base salary and accrued and unused vacation earned through the date of termination; and (ii) for Mr. Cohen, an amount equal to two times (2.0x) base salary at the rate in effect at the time of termination plus two times (2.0x) on-target annual performance incentive bonus in effect for the year of termination, such amount paid in twenty-four (24) monthly installments; for Mr. Galvan, an amount equal to one-and-one-half times (1.5x) base salary at the rate in effect at the time of termination plus one-and-one-half times (1.5x) on-target annual performance incentive bonus in effect for the year of termination, such amount paid in eighteen (18) monthly installments; and for Messrs. Gerolamo and Imperato, an amount equal to one times (1.0x) base salary in effect at the time of termination plus one times (1.0x) on-target annual performance incentive bonus in effect at the time of termination, paid in twelve (12) monthly installments.   The executives will also be eligible for continued participation in our medical, dental and vision plans for a period set forth in each agreement.  If the date of an executive’s termination is within thirty (30) days immediately preceding or the twelve (12) months immediately following an a change in control (as defined in the agreements), vesting of all equity awards made to the executive prior to the date of termination will accelerate and the equity awards will be deemed fully vested and immediately exercisable.

If an excise tax under sections 280G and 4999 of Internal Revenue Code will be triggered by any payments upon a change in control, Mr. Cohen and Mr. Galvan will receive a modified amount which will be either the largest portion of the payments that would result in no portion of the payments being subject to the excise tax or the entire amount of the payments plus an additional partial gross-up payment such that after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), Mr. Cohen and Mr. Galvan will receive, on an after tax basis, an amount equal to one-half of the excise tax that would be imposed on the payment if the full payment was made.

The payments made to Messrs. Gerolamo and Imperato will be reduced such that the amount retained by each will be either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (b) the largest portion of the payment, which after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in their receipt, on an after-tax basis, of the greatest amount of the payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

November 17, 2008	By:	/s/ Martin P. Galvan

Name: Martin P. Galvan
Title: Chief Financial Officer